Inside this issue:

Commodities Manager

2

Quality Assurance

2

Feed Marketer

3

CFO

4

Board News/Bill Herrmann – President

Amid the doom and gloom rhetoric about the current economy, I thought it might be interesting to look back and maybe count our blessings.  I pulled up the projections we used when we formed United Wisconsin Grain Producers LLC (UWGP) and found some interesting facts.  We had projected total distributions in our first four years of operation to be $434 per unit.  We have actually paid out $1586 per unit—including the $100 per unit being paid in February 2009 from our 2008 earnings.  We had projected our original long term debt to still be $20 million at this point.  We have completely paid off our term debt.  In addition, we have made and paid for approximately $20 million of capital improvements above our original site and facilities investment.  Member equity was forecast to be $34,120,000 today, while it is actually approximately $67,321,569 as of December 31, 2008.  I think we can be justifiably proud of our company and our decision to invest.

What about the future?  It is currently challenging.  We are treading water, so to speak, until ethanol prices rebound or corn-ethanol price ratios are more favorable.  Management is closely monitoring expenses and continues its effort in maximizing efficiencies.  We will finish two capital projects, being the installation of the regenerative thermal oxidizer (RTO) and a corn oil recovery system.  Both have relatively short payback through energy savings and additional revenue generation

Our Annual Meeting will be on April 11, 2009.  We will have our usual board and management reports, and also further discuss the deregistration process, which I mentioned in my report in the last newsletter.  Please note that at this point, the board has not voted to pursue deregistration, but we are interested in feedback from our members.  Hope to see you there.

Jeff Robertson – CEO

The company has completed another year of operations and we have once again proven that we are able to perform among the very best in our industry.  A year which saw the demise of more than a few ethanol production businesses and by years end, the idling of 20% of the industry’s capacity.  So against that backdrop, we are fortunate to be able to report net earnings of approximately $11.5 million for the year ended December 31, 2008, and a second distribution to our shareholders for the 2008 earnings year.  This second distribution, when added to our August 2008 distribution, brings the total amount distributed to shareholders to $300.00 per unit for 2008.

In 2009 we are beginning the year with continued pressure on our industry and more businesses failing.  The systemic problem with margins today is the price of corn.  This is the same for all industries with significant exposure to the price of corn.  If ethanol were the only industry that could not “afford” to pay current prices for corn, I would be inclined to look to other sources for our industry’s economic woes, but that is not the case.  Instead we see all kinds of industries having significant problems dealing with the price of corn.  We continue to believe that corn prices will continue to decline and as this occurs UWGP will be among the first group of operations in our industry to reach its earnings targets.   Remember we are among the most efficient and as such among the lowest cost producers of ethanol in our industry.

Another significant variable for our industry is the ultimate outcome of the debate over the environmental soundness of our industry.  This debate is centered around the carbon footprint of ethanol production, expressed as Greenhouse Gas (GHG) production and/or carbon production on a per gallon basis, relative to gasoline.

We are encouraged by the direction this debate has taken in recent months.  The encouragement is based on the ongoing improvement that successive reports are showing in ethanols’ carbon foot print versus gasoline.  I’ll just highlight the two most recent studies in this area.  The University of Nebraska has released a new study which has been published in the much respected Journal of Industrial Ecology.  This work sets a new level for the direct effect GHG emissions for ethanol at 48% to 59% LESS than the GHG emissions from gasoline.  This same study claims that ethanol production results in an energy gain of 1.29 to 2.23 times the energy used in the ethanol production process.  The variance is due to the production techniques and the co-products that are produced.

As you have no doubt heard there is a indirect source of GHG, and the health of our environment by extension, that opponents of our industry are trying to lay at our feet.  This is the carbon emissions which result from “Land Use Change” (LUC).  Whereas we do not hold that this is a GHG source that is real in this context, inasmuch as it is not driven by our industry as much as by the growing demand of vegetable oil around the world, we are gratified to see that The California Air Resources Board (CARB) released its analysis of the carbon generation for LUC.  The report cited a GHG generation of 30 gCO2-eq./MJ (grams of CO2 per mega joules equivalent) of energy produced for ethanol.  Previous estimates of this CO2 generation were as high as 177 gCO2–eq./MJ.  So this result, from such an important and influential source, is clearly good news.  CARB goes on the report for the first time that average corn ethanol GHG emissions are less than gasoline.

This is shaping up to be a very interesting and a watershed year for our industry.  I am optimistic that ethanol production is going to end the year with a much clearer role in the future of our nation than it had at the beginning of the year.

L-R: Jeff Robertson, Matt Cole

Matt Cole has left UWGP to go work at American Food Groups in Green Bay.  Matt has been with UWGP since 2005 and was one of the original employees.  Through hard work and dedication he moved up in the company and became the Environmental/Safety Manager in 2006.  He did a great job for the Company.  We hope Matt and all the other employees who left UWGP the best while they pursue new horizons and thank them for their contribution to our success.

Dan Wegner – Commodities Manager

“What in the World is a RIN?”

Hello everyone!  As I scratched my head and pondered what to write about in this quarter’s newsletter, it finally hit me as I read what seemed like the 10th email this week indicating the current price of RINs. What is a RIN?  It all started with the Renewable Fuels Standard (RFS) which is included in the Energy Policy Act of 2005 which requires that every year, each refiner, blender and importer of gasoline must demonstrate that renewable fuels comprise a specific percentage of their motor fuel volume (in our case ethanol in gasoline).  The required volumes of ethanol to be blended each year were established by the Energy Bill, and these volumes are set to increase each year.  This RFS legislation is often credited with spurring the explosion in production capacity the ethanol market has experienced the past three years, by guaranteeing a demand for ethanol.  Production capacity currently is estimated at 12.5 billion gallons, and according to last week’s published data, blenders included an annualized equivalent of 9.1 billion gallons in their gasoline.  Currently, the industry has 3.4 billion gallons of excess capacity, most of which is idled.  We know ethanol is being produced and is getting blended, but who is producing and who is blending, and how in the world can this be tracked?  The EPA was given the task of developing a system that will track the production of renewable fuels, and a way for blenders to demonstrate their compliance to the RFS.  In May 2007, after two years of development, the program was unveiled via a 116 page document, and on September 1, 2007 the ruling and program implementation began, whereas each gallon of renewable fuel produced or imported will be assigned a Renewable Identification Number (RIN).   A RIN consists of a unique 38 character code, which is assigned by either the producer or an importer of a renewable fuel.  The 38 character number identifies multiple factors associated with the gallons accompanying the RIN such as: whether the RIN is assigned to a batch of fuel or not, the year of production, company’s registration information, production facility registration number, assigned batch number, equivalence value, renewable type code, and the RIN starting and ending block numbers.  These unique assigned numbers transfer along with the sale and movement of the renewable fuel until it is actually blended along with a petroleum product for sale at a retail site.  At this point in time the holder of the RIN has the option to either retire the RIN as “proof of blending”, or separate the RIN from the gallon.  Once separated, RINs can either be held for that company’s future obligations, or the RINs can be sold in the open market.  The “trading” of RINs has become an active market as a means for obligated parties to acquire “credits” for blending renewable fuel, without actually blending the fuel themselves.  Obligated parties can purchase separated or unattached RINs, and surrender those to the EPA as a way of fulfilling their obligation.

Under the RFS, obligated parties who are defined as every refiner, blender or importer of gasoline in the lower 48 states, (exception being small refiners who are excluded through 2010), must blend a specific volume of renewable fuels in every gallon of fuel sold.  This specific volume is calculated late in November in the current year for the following year by the EPA.  The calculation uses the required RFS gallons of renewable fuel for the coming year divided by the DOE forecasted volume of gasoline sales for the obligated parties.  Example being 2009 percentage of gasoline sales that must contain ethanol is 10.21%, or (10.5 billion gallons ethanol (RFS) divided by 102.84 billion gallons of estimated gasoline demand for obligated parties).  Now given the vast majority of the motor fuel in the U.S. is an E10 blend at max, and given the fact that a small percentage of gas is sold at higher volumes of ethanol such as E85 and others contain no ethanol, one can easily see this goal or requirement of 10.21% is not obtainable.  One can also make the case that if gasoline demand were to actually drop further than the forecasted use, ethanol use in total gallons will not meet the RFS target of 10.5 billion gallons for 2009.   As I mentioned in the beginning of this article, RINs have been getting a lot of attention lately, and the value of a RIN has increased from 2-3 cents per gallon several months ago, to today’s market where RINs are worth as much as 17 or 18 cents per gallon.  Obligated parties, who are either out of compliance now, or realize that next year is likely a bigger challenge have been bidding up the value of RINs over the course of the last 2 months.  As the value of RINs has climbed higher, more market participants have emerged, escalating the price even more rapidly as the 2008 compliance deadline approaches in February.  On one hand, this increase in the value of RINs could be a stimulator for blending demand, which would be beneficial to UWGP and our industry.  Non-obligated parties (a small refiner) who have been refraining from blending ethanol due to poor blending margins, now may have better blending economics when they factor in the value of the RINs they can separate and sell in the market place.  On the other hand, the fact that RINs are increasing in value likely signifies that obligated parties, the majority of the market for our product, are concerned about meeting their commitments for blending either this past year or in the future.  For now all we can do is hope for the best.

Jenny Ebert —Quality Assurance Manager
“Yeast—Ever Growing Family”

Coming off of the holidays I’m grateful for the time spent with family, both immediate and extended.  Seems the holidays always provide the opportunity to catch up with family members whether by attending a holiday celebration or by reading the letters and notes added to the holiday cards.  As you attempt to walk through the room during a family gathering or glance at the stack of holiday cards received during the month of December some may start to get a feel of closter phobia but I am amazed to think how all of these family members can be traced back to two individuals.  So how does that relate to ethanol?  Well at UWGP we see our yeast replicate into a vast extended family each day.  A single yeast cell doubles every 2 to 2.5 hrs and can produce a total of 10-33 buds (or child yeast cells) which each in turn produce another 10-33 buds.

Considering we dose each fermentor with approximately 70lbs of dry matter yeast and there are 20 billion yeast cells per gram the family trees easily become mind boggling in a 24 hour period.  Fortunately yeast cells are approximately 5 to 10 micrometers in size so they take up very little room.  To put it in perspective, a human eye with perfect vision is able to see something as small as 200 micrometers (i.e. 0.2 millimeters), a red blood cell is approximately the same size as a yeast cell, and a bacteria cell is approximately 2 times smaller than a yeast cell (Alcohol Textbook 4th Edition).  During fermentation, the operators and lab technicians monitor these yeast families by performing yeast cell counts.  A mash sample is collected from the fermentor at designated time points and the yeast counting solution is prepared by diluting the mash with water and adding a few small drops of blue dye which stains the dead yeast cells.  This yeast counting solution is stirred and then a very small portion of it is placed on a specialized microscope slide, called a hemocytometer.  The hemocytometer is split into two halves each half holds 0.1 microliter of sample and has a 9 square millimeter grid.  In the center of each grid there are 25 groups of 16 small squares, each of these 16 small squares is 0.00025 cubic millimeters.  Using the microscope, the operators or lab technicians count 5 of the 25 groups of small squares on each half of the slide and the average of the two halves is used to determine the total number of yeast cells present in the fermentor at that time, the percentage of those yeast cells that are living (or viable), and the percentage that are reproducing (or budding).  On average during the month of January at 25 hours into fermentation we had 158,500,000 yeast cells in our fermentor, 92% were viable, and 14.4% were budding.  Of those numbers, Dave Kelsall from Ethanol Technology always informed us, our most valuable yeast player are those budding cells as they produce ethanol 33 times faster than the mature mother cells.  So here’s to those wild and crazy kids, may they forever energize the family tree.

~Written in remembrance of our great friend and mentor Dave Kelsall.

Terry Olson —Feed Marketer
“Reducing Feed Costs Using Distillers Grains”

February is just beginning and already it has been an action packed month.  The Pittsburgh Steelers defeated the Arizona Cardinals to win their 6th Super Bowl.  Punxsutawney Phil has seen his shadow and therefore we are expecting six more weeks of winter.  All of this in just the first two days of the month!  I wonder what else is in store for the rest of the month.

With all that has happened already this month I would like to take some time to talk about feed costs.  Feed costs comprise between 60% - 75% of the total cost of production for livestock.  With margins being very tight on Dairy, Beef, & Swine operations, any costs that can be reduced are vital for success through these market conditions.  Distillers grains are a highly palatable source of protein, energy, minerals and vitamins which can help in maintaining or increasing your production levels while reducing feed costs.

If we look at the dairy operation, there are significant feed costs that can be reduced using distillers grains.  These diets (Table 1) were balanced for 85# of milk and have 17% crude protein and 24% neutral detergent fiber (NDF) from forage.  The traditional diet (Diet 1) shows feed costs of $4.94 head per day (Hd/Day) vs. $4.55/Hd/Day on the diet (Diet 2) that is utilizing 5# of dry matter from distillers.  This $0.39/Hd/Day savings adds up to $1,170 per month on 100 cows.  With low milk prices these savings will really add up over a year’s time.

Beef feedlots are currently looking at $40 per head loss according to Dow Jones Great Plains Cattle Feeding Breakevens.  If we compared a traditional corn feedlot diet (Table 2) versus a diet containing 30% of diet dry matter of distillers grains (Table 3) we would see improvements in Average Daily Gain (ADG) and Feed Efficiency.  Over a 236 day feeding period using corn at $3.85/bushel and modified wet distiller grains (MWDG) at $65/ton, the steers fed the distillers diet would have feed costs which are $41.53/head less than the traditional corn diet.  This reduction in feed costs is the difference between having a profitable lot of cattle and having a loss!  Even in good profit times the savings in feed costs can be substantial.

Swine producers are also able to capture savings using distillers grains.  Using a 10% inclusion rate of DDGS in swine diets, 200# of dried distillers grains with solubles (DDGS) and 3# of Limestone will replace 178# of corn, 19# Soybean Meal and 6# Dicalcium Phosphate.  At prices of $3.85/bushel corn, Soybean Meal at $340/ton and DDGS at $130/ton, swine producers are able to save $4.31/ton of complete feed.  This is about $1.10/head in feed costs savings.  This may not sound like much money but it will add up over a few finishing barns.  Any money you can put in your pocket is well worth it.

I would encourage everyone to take the time and to look over your feed costs and ask yourself if you can afford to keep distillers grains out of your rations.  With the challenges that we are all facing; cost control is more important now than ever.  Consult with your feed nutritionist before making any feed diet changes.  Most of your nutritionists will have computer programs to help look over your costs and will be able to tailor your needs to your operation.  If you have any questions on distillers grains, please let me know and I will help you in any way I am able.  Good luck and I hope you all have a good spring.

This newsletter contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our expected future operations and actions.  These forward-looking statements are only our predictions based upon current information and involve numerous assumptions, risks and uncertainties.  Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the reasons described in our filings with the Securities and Exchange Commission.   We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this newsletter.  We qualify all of our forward-looking statements by these cautionary statements.

Barb Bontrager – CFO

We are just wrapping up our annual audit for 2008 and the following are some of the key elements from the year as compared to last year:

	2008	2007	Variance
Gallons of Ethanol Produced	53,200,627	53,495,067	(294,440)
Bushel of Corn Ground	18,556,918	18,379,880	177,038
Average Ethanol Price (net back) per gallon	2.18	1.86	.32
Average Corn Price per bushel	4.95	3.21	1.74
Total Revenues	$ 139,335,829	$ 111,736,700	$ 27,599,126
Gross Profit	$ 15,011,562	$ 24,361,958	( $ 9,350,396)
Net Income	$ 11,530,471	$ 21,242,232	( $ 9,711,761)
UWGP Return on Investment	17%	26%	( 9%)

The 2008 K-1 forms were mailed on February 9, 2009.  If you have not received your tax forms please contact Suzanne or me at (920)348-5016 or at mail@uwgp.com.  We took advantage of an opportunity to take “bonus depreciation” for tax purposes on eligible assets placed in service in 2008 reducing our taxable income for 2008 to approximately $275 per membership unit.  Again this year we also have the passive tax credit (Small Ethanol Producer Tax Credit) of approximately $52 per unit, which is available to ethanol plants producing 60 million gallons of ethanol or less per year.  You’ll find this credit in box 15 of your federal K-1 form – don’t miss this tax benefit when filing your federal income tax return.  If you have questions regarding this credit or other items on the tax forms, contact your tax professional.

As announced last month, a membership distribution check of $100 per unit will be mailed on or around February 13, 2009.  If you do not receive your distribution check, please contact us at (920)348-5016 or at mail@uwgp.com.  Please note on your check that it says “Void after 180 Days”.  This was added to help facilitate our bookkeeping and eliminate additional costs associated with delays in cashing distribution checks.

Our annual SEC report (Form 10K) will be filed timely by March 31, 2009.  Upon filing, this report along with all of our previous SEC reports are available from a link on our website www.uwgp.com      Click on Company Information      Click on Financial Information      Click on the large green button “click here”     on the next page, click on the [html] link in red to the left of the report you want to view.  The most recent filing is on top with the “10Q” or “10QSB” being our quarterly reports and the “10K” or “10KSB” our annual reports.

The board has generously approved another seven scholarships of $1,000 each for the 2009-2010 school year.  Applications, eligibility requirements, and instructions can be found on our website www.uwgp.com by clicking on “Community Support” and “Scholarships”.  The scholarship applications must be postmarked by March 1, 2009 to be eligible.  Winners will be announced at our Annual Meeting on April 11, 2009.

MARK YOUR CALENDARS – we have scheduled our annual meeting for April 11, 2009 at 9 a.m.  It will be held at the same place – the Cambria-Friesland High School in Cambria, Wisconsin.  We hope to see you there!

Operations

Front L-R: Ray Runde, Gabe Mendez, Don Chapman,
Adam Robertson

Back L-R: Bob Hoel, Michael Graff, Corey Stiemsma, Michael Rodriguez

Lab Employees

L-R: Karen Plath, Justin Kahler

Operations

Front L-R: Terry Medema, Dan Cupery, Bret Westra

Back L-R: Phil Sommers, George Eisenga, Brad Lewke, Greg Jones

Congratulations Justin Kahler

Winner of the 3rd Annual
Chilli Cook-off